Exhibit 10.1

INFUSYSTEM, INC.
Master Services Agreement

Table of Contents
Page
A.SCOPE OF AGREEMENT    1
B.STATEMENTS OF WORK/DESCRIPTION OF SERVICES.    1
C.CHANGE REQUESTS/ORDERS    1
D.ADDITIONAL TERMS AND CONDITIONS    2
1.Term and Termination.     2
2.Representations, Warranties and Covenants.    3
3.Indemnification    5
4.Limitation of Liability; Disclaimer of Special Damages; Exclusions    6
5.Confidentiality and Property Rights    6
6.Charges, Payments and Taxes    9
7.Insurance    11
8.Compliance with GE Policies    11
9.Business Continuity Planning; Supply Chain Security.     12
10.Non-Assignment and Subcontracting     12
11.Records and Audit Rights    12
12.Relationship of Parties    13
13.Remedies    13
14.Severability    13
15.Time is of Essence    13
16.Counterparts and Copies    13
17.Divestitures and Acquisitions    13
18.Affiliates    13
19.Local Implementation Agreement.    14
20.Governing Law and Dispute Resolution    14
21.Order of Precedence and External and Online Terms    15
22.Waiver    15
23.Interpretation    15
24.Supplier Personal Information    16
25.Export Controls and Sanctions    16
26.Notice    16
27.Remediation of IT Security Issues    17
28.Complete Agreement 17
29.Force Majeure    17

APPENDIX A – SOW TEMPLATE 19

ATTACHMENT 1 TO APPENDIX A – CHANGE REQUEST FORM 20

APPENDIX B – INSURANCE REQUIREMENTS 21

APPENDIX C – LOCAL IMPLEMENTATION AGREEMENT TEMPLATE 22

Master Services Agreement
This Master Services Agreement, which includes the Appendices and any Addenda referenced herein and attached hereto (“Agreement”), is effective April 25, 2022 (the “Effective Date”) and is made by and between GE Precision Healthcare LLC(“GE”), a GE Healthcare business, a Delaware limited liability company, with an address at 3000 N Grandview Blvd, Waukesha, WI 53188 and InfuSystem, Inc. (“Supplier”), a California corporation, with an address at 3851 West Hamlin Road, Rochester Hills, Michigan 48309 on behalf of itself and its Supplier Affiliates.
A.    Scope of Agreement. This Agreement sets forth the terms under which Supplier agrees to provide GE and GE Affiliates (each as applicable, “GE” or “Party”) with Services and Deliverables, as defined below. The term “Services” means any and all services provided by Supplier to GE pursuant to the terms of this Agreement – including SOWs (as defined below) and GE Purchase Orders (“POs”) issued hereunder. The term “Deliverables” means all items in tangible and intangible form (including Materials as defined in Section 5) that Supplier (including any Supplier Personnel as defined in Section 2.1.2) creates, prepares or delivers to GE, or otherwise produces, conceives, makes, proposes or develops, as a result of this Agreement and one or more SOWs or POs issued hereunder. Each individual services assignment under this Agreement shall be set forth in a statement of work in the form attached as Appendix A (“Statement of Work” or “SOW”) or in a PO issued hereunder. Notwithstanding anything to the contrary, it is the express understanding of the parties that: (i) Supplier’s relationship with GE is not exclusive; (ii) GE has no obligation to enter into any SOW with Supplier or issue any PO and nothing herein shall be construed to be a minimum commitment to Supplier; and (iii) any GE obligation to purchase anything from Supplier is limited to those Services and Deliverables expressly set forth in an SOW or PO that has been duly executed by authorized representatives of both parties.
B.    Statements of Work/Description of Services.
(1)The terms of a SOW or PO, together with any attachments referenced in the SOW or PO or this Agreement, shall define the scope of Services and Deliverables for a particular assignment under this Agreement. Each SOW or PO shall specify at minimum: (i) the project objectives; (ii) the Services to be performed; (iii) the Deliverables (if any); (iv) the parties’ respective Project Managers; (v) GE’s responsibilities (if any); (vi) any and all Supplier Materials (as defined in Section 5) to be incorporated into the Deliverables or otherwise provided to GE; (vii) the amount, schedule and method of compensation to be paid to Supplier by GE; and (viii) the term of the SOW, if different from the term of this Agreement. The exhibits, detailed instructions, and task descriptions agreed to in writing by the parties’ respective Project Managers collectively constitute the “Specifications” for the Services to be performed by Supplier under that SOW and/or PO.
(2)Each SOW and PO shall be separately executed, and when so executed, and/or each PO issued will hereby incorporate by reference this Agreement and it becomes a part of such SOW and/or PO. Each SOW and/or PO, together with the terms of this Agreement, shall constitute and be construed as a separate agreement. For the avoidance of doubt, GE and/or any GE Affiliate(s) shall be entitled to enter into a SOW or PO, and Section 18 shall apply in respect of any Services and/or Deliverables received or procured by a GE Affiliate. GE has a strict NO PO-NO PAY policy. Supplier shall not commence performance of any Services under this Agreement or any SOW hereunder until it has received a PO from GE referencing this Agreement and the applicable SOW, and no GE financial obligation shall arise absent a PO.
C.    Change Requests/Orders. Should GE desire a change in the Specifications, a written request for changes (“Change Request”) may be made in writing and delivered to Supplier’s Project Manager who shall promptly provide a written analysis of the impact the Change Request would have on the
Specifications.    A “Project Manager” is an individual identified by a party to: (a) engage in all communications regarding the Services and/or Deliverables; (b) arrange and attend any necessary meetings; (c) supervise and manage Supplier’s performance of Services and/or transfer of Deliverables; (d) ensure that each party’s responsibilities have been met on a timely basis; and (e) jointly approve any changes to the Services and/or Deliverables to be made in response to Change Orders., Both parties’

Project Managers shall review the proposed change and written analysis and either approve or reject it. Any accepted changes in the Specifications shall be documented in writing and signed by the parties’ respective Project Managers (“Change Order”). If, despite diligent and good faith negotiations, the parties fail to agree on the character or effect of a change to the Specifications, then at GE’s option: (a) Supplier shall continue performing the Services under the SOW and/or PO without changes to the Specifications; or (b) Supplier shall cease performing the Services immediately upon written notice from GE and, unless otherwise set forth in the SOW and/or PO, shall receive payment for GE-accepted Services performed up to the time of the notice from GE under the terms of this Agreement and the SOW and/or PO. A Change Order shall not be used to alter any term of this Agreement.
D.    Additional Terms and Conditions
1.    Term and Termination.
1.1    The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until March 31, 2025, unless terminated earlier in accordance with this Section. The term of this Agreement may be extended in a written document signed by both parties. The initial term, together with any extension terms, shall be collectively referred to as the “Term.” Notwithstanding the foregoing, this Agreement shall continue to apply to any outstanding SOW and/or PO until the SOW and/or PO is completed, or terminated as set forth below.
1.2    This Agreement or any SOW and/or PO (or any portion of an SOW and/or PO) may be terminated as follows:
1.2.1 for convenience with sixty (60) days’ prior written notice from one party to the other party;
1.2.2 with cause, in the event a party breaches any material obligation hereunder, where the breach has not been cured within thirty (30) days from receipt of written notice from the non-breaching party, or within an additional cure period authorized in writing by the non-breaching party (provided, however, that the non-breaching party may terminate immediately upon the breaching party’s receipt of written notice from the non-breaching party, if the breach is incapable of cure);
1.2.3 effective immediately, in the event a party: (i) makes a general assignment for the benefit of its creditors; (ii) is subject to the appointment of a trustee, receiver or similar officer of the court for any of its property; or (iii) files, or has filed against it, a petition under bankruptcy or insolvency laws and such petition is not dismissed within sixty (60) days;
1.2.4 effective immediately, by GE, if: (i) Supplier suffers a material adverse change in its financial conditions that affects its ability to fulfill any of its obligations under this Agreement; or (ii) there is a Change of Control with respect to Supplier, where “Change of Control” means a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (as in effect on the date hereof) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof; or
1.2.5 effective immediately, by GE, if Supplier or Supplier Personnel (as defined below) violate in any material respect any applicable laws, rules, regulations and conventions applicable to the Services or the GE Policies specified in Section 8 below, including the Guide (as defined in Section 8).
1.3    Upon termination or expiration of this Agreement or any SOW or PO, whichever is applicable, at GE’s option: (a) Supplier shall immediately cease all use of GE Confidential Information; (b) Supplier shall destroy and/or delete such GE Confidential Information, with such destruction or deletion to be certified in writing by Supplier within thirty (30) working days of receiving such written notice of termination without retaining any copies of anything contained in such Confidential Information; (c) provide GE any Deliverables, regardless of completion (and Supplier shall not retain copies, in whole or in part, of any of these, except as required to provide warranty support upon expiration and only for such warranty period); and (d) any GE Personal Property (as defined in Section 5.5) shall be immediately returned to the GE Project Manager in the same condition it was received (less normal wear and tear) no later than the effective date of termination or expiration. Notwithstanding the foregoing, nothing shall require Supplier to destroy and/or delete such GE Confidential Information located on backup systems so long as such GE Confidential Information shall be maintained consistent with the terms of Section 5.1. Termination shall not prejudice either party or affect either party’s right to require performance of any obligation due at the time of termination. Both parties acknowledge that the rights and obligations of the parties set forth herein which by their nature would continue beyond the termination or expiration of this Agreement shall survive any termination or expiration.
1.4    GE shall pay Supplier any outstanding undisputed Fees (as defined in Section 6.1) due under the applicable SOW or PO for the Services or Deliverables provided to and accepted by GE prior to the effective date of termination in accordance with the terms of this Agreement. If this Agreement is terminated, and GE so elects in writing, Supplier shall complete all work in process as defined in all open SOWs and adhere to the terms of this Agreement until completion. Unless otherwise set forth in an SOW or PO, if GE terminates an SOW or PO, GE shall be entitled to a prorated refund of any unused Fees paid to Supplier prior to such termination.
1.5    Supplier recognizes that Services and/or Deliverables provided under this Agreement are vital to GE and that upon the termination or expiration of this Agreement a successor supplier may be retained to further provide such Services and/or Deliverables. If GE retains a successor supplier, Supplier agrees to cooperate in an orderly and efficient manner in such transition to a successor supplier. Supplier shall provide, at the same rates, terms, and conditions in effect pursuant to an executed SOW or PO issued hereunder, up to ninety (90) days of transitional services while GE transitions to the other such supplier. During any transitional period, Supplier shall cooperate fully with GE and third party service providers by, in addition to other means, providing requested information and committing necessary resources to ensure that service quality is maintained at levels set forth in the SOW or PO and to ensure a seamless transition of Services; however, nothing shall require Supplier to provide any third party with any of Supplier’s non-public and confidential information.
2.    Representations, Warranties and Covenants.
2.1    Supplier, on behalf of itself and Supplier Personnel, represents, warrants and covenants that:
2.1.1    Authority. (a) It has all power, authority and rights to enter into this Agreement on behalf of itself as well as Supplier Affiliates (defined below); (b) Supplier shall disclose any obligation that potentially creates the appearance of (or actual) conflict of interest with GE’s interest during Supplier’s performance of the Services; further, Supplier shall not engage in any such conflicting activity without GE’s prior written consent, which shall not be unreasonably be withheld; and (c) it has procured and shall maintain all necessary assets, authorizations, permits, visas, clearances, registrations, licenses and certifications required in connection with the Services and its performance of this Agreement.
2.1.2 Performance. Each of Supplier and Supplier Personnel shall devote all resources necessary to meet their obligations under this Agreement, shall provide periodic status reports if requested by GE or required in the applicable SOW or PO, and shall perform and provide the Services in a timely, professional, good and workmanlike manner in accordance with the highest standards and best practices of Supplier’s industry using Supplier Personnel with the requisite skill, experience and qualifications. The term “Supplier Personnel” as used in this Agreement shall mean all persons and entities providing any services and/or Deliverables under this Agreement, including Supplier's parents, subsidiaries, affiliated companies, employees, agents, contractors, subcontractors and suppliers, as well as anyone directly or indirectly employed or retained by any of them or acting on behalf of any of the foregoing.
2.1.3 No Infringement. The performance of the Services, the Services and Deliverables as provided to GE, GE’s use thereof in accordance with the rights and licenses provided herein, shall not constitute an infringement or violation of any rights of third-parties, including without limitation, Intellectual Property Rights, or Related Rights.
2.1.4 No Claims. All Services and Deliverables shall be provided to GE free of claims of any nature, including defects in title, security interests, liens, and other encumbrances.
2.1.5 Conformity to Specifications. All Services and Deliverables shall conform in all respects with all requirements set forth in this Agreement, all Specifications set forth in any SOW or PO under it, all accompanying documentation, as well as all other requirements approved or adopted by GE in writing.
2.1.6 Compliance. All Services shall be performed and all Deliverables shall be provided in full compliance with the GE Policies referenced in Section 8 below, and all applicable laws, legislation, rules, regulations, codes and standards of governmental agencies or authorities having jurisdiction over the activities relating to this Agreement and any SOW or PO under it, or where the Deliverables will be used.
2.1.7 No Defects. All Deliverables shall be free from defects in design, material, and workmanship, both latent and patent.
2.1.8 No Undisclosed Open Source and Third-Party Materials. It has disclosed and shall disclose all OSM and 3PM (as defined in Section 5) incorporated into the Deliverables and shall not provide any OSM or 3PM to GE except in compliance with Section 5.
2.1.9 No Disabling Devices. Supplier shall deliver and maintain the Services and Deliverables free from all Disabling Devices. The term “Disabling Device” as used in this Agreement shall mean any software, hardware, device, technology or other means, the purpose or effect of which is to: (A) permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner, any (i) computer, software, firmware, hardware, system or network, or (ii) any application or function of any of the foregoing or the integrity, use or operation of any data processed thereby; or (B) prevent GE or any authorized user from accessing or using the Services as intended by this Agreement, and includes any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worm, file infector, boot sector infector or other limiting design, instruction or routine that could, if triggered, erase data or programming or cause the resources to become inoperable or otherwise incapable of being used in substantially the same manner for which such resources were intended to be used. In addition to GE’s other rights and remedies under this Agreement or otherwise at law or in equity, Supplier shall provide GE, free of charge, with any and all new versions, upgrades, updates, releases, maintenance releases, and error or bug fixes applicable to the Deliverables (collectively, “Revised Code”) which prevents a breach of any of the warranties provided under this Agreement or corrects a breach of such warranties. Revised Code contained in Deliverables shall also be deemed to be a Deliverable.
2.1.10 Financial Standards. If the Services or Deliverables to be provided could have a material impact on GE's ability to report financial information in an accurate and timely manner, Supplier hereby represents and warrants that its practices (and the Services and Deliverables provided to GE) are in compliance with SSAE-18, SOC-1, Type 2 reporting requirements, and that upon GE’s written request but at GE’s reasonable expense, Supplier shall provide GE with third-party documentation from an outside auditor certifying that it has effective controls in place.
2.2    Review/Acceptance. All of Supplier’s Services and Deliverables shall be subject to review and written acceptance by the GE Project Manager based on the requirements of this Agreement, the SOW or PO and the Specifications, and no payment shall be due before acceptance, which shall not be unreasonably withheld or delayed. If any of the Services or any Deliverables under this Agreement, are found at any time prior to delivery to be defective, or otherwise not in conformity with the requirements of this Agreement, including any applicable Specifications, GE, in addition to such other rights, remedies and choices as it may have by agreement or by law, at its option and sole discretion, and at Supplier’s expense may: (a) reject and return such Deliverables; (b) require Supplier to re-perform/replace the non-conforming Services and Deliverables with Services and Deliverables that conform to the requirements of this

Agreement; (c) take such actions as may be required to cure all defects or bring the Services and Deliverables into conformity with all requirements; or (d) any combination thereof. Any claims and warranties that GE may have under this Agreement shall survive review, acceptance and payment.
2.3    Duration and Survival. The representations, warranties and covenants set forth in this Section 2, including any SOW or PO hereunder (a) shall survive the inspection, acceptance, and use of the Services and Deliverables by GE and/or its customers or assignees, and (b) are exclusive, it being agreed that there are no other representations or warranties, including any implied warranties of merchantability or fitness for a particular purpose. Unless otherwise set forth in an SOW, the Supplier warranties set forth in Sections 2.1.2, 2.1.5, and 2.1.7 shall survive, with respect to Services or Deliverables, for a period of ninety (90) days from GE’s written acceptance of such Services or Deliverables provided in accordance with Section 2.2. Unless otherwise set forth in an SOW, all other Supplier warranties set forth in this Agreement shall survive for the applicable statute of limitations.
2.4    Infringement Remedies. If the Services or Deliverables become, or in GE’s opinion are likely to become, the subject of an infringement or misappropriation claim in violation of Section 2.1.3, Supplier shall, at Supplier’s sole cost and expense, and in addition to its indemnification obligations, and at GE’s discretion, either (i) procure for GE the right to continue using the Services or Deliverables, or (ii) replace or modify the Services or Deliverables in a manner acceptable to GE to make them non-infringing or without misappropriation, provided that any such replacement or modification shall not materially degrade the performance or quality of the affected Services or Deliverables, or disrupt GE’s business operations.
3.    Indemnification.
3.1    Supplier’s Duty to Indemnify. Supplier shall, to the fullest extent permitted by applicable law, defend, indemnify, release and hold harmless GE, GE Affiliates and its and their respective directors, officers, employees, agents, representatives, successors and assigns (each a "GE Indemnitee") from and against any and all suits, actions, or proceedings at law or in equity, and from any and all claims, demands, losses, judgments, settlements, fines, penalties, damages, costs, expenses (including attorneys' fees), or liabilities (including, without limitation, claims for personal injury, death, or property damage) (collectively, “Losses”), arising from, in connection with or related to: (a) any act or omission of Supplier or Supplier Personnel, except to the extent attributable to the negligence of a GE Indemnitee; (b) breach of any term, representation, warranty or covenant of this Agreement, SOW or PO by Supplier or Supplier Personnel; (c) any allegation or assertion that the performance of the Services, the Services or Deliverables as provided to GE or GE’s use thereof in accordance with the rights and licenses provided herein, constitutes an infringement or violation of any rights of third-parties, including without limitation, Intellectual Property Rights or Related Rights; (d) injury to person (including death) or damage to property caused by Supplier or Supplier Personnel, except to the extent attributable to the negligence of a GE Indemnitee; or (e) taxes or other liability related to the employment or engagement or the termination of employment or engagement of Supplier Personnel. Where possible, Supplier shall at its sole cost and expense either extend the benefit to GE of, or enforce, all third-party indemnities that are provided to Supplier in connection with the Services. In claims against a GE Indemnitee by Supplier or Supplier Personnel (or anyone for whose acts they may be liable), the indemnification obligation set forth in this Section shall include any claims arising out of employment or labor claims or proceedings initiated by Supplier Personnel against or involving GE. Supplier agrees to include a clause substantially similar to the preceding clause in all subcontracts it enters into related to its fulfillment of this Agreement including any SOW or PO issued hereunder.
3.2    Procedure. GE shall promptly notify Supplier of any such suit, claim or proceeding (“Claim”) in writing and give Supplier authority, information, and assistance (at Supplier’s expense) for the defense of same; provided, however, that the failure of GE to give Supplier such written notice will not relieve Supplier of its obligations hereunder except to the extent such failure materially prejudices (or results in material prejudice to) Supplier’s defense of such Claim. In addition, GE shall have the right, but not the obligation, to participate in the defense of any such claim through counsel of its own choosing at its own expense. Supplier shall not, without GE’s prior written approval, enter into any settlement agreement or otherwise agree to the entry of any order or judgment that requires GE or Supplier to take any specific action, admit liability or require GE to pay any sum of money out of its own resources.

3.3    Supplier further agrees to indemnify any GE Indemnitee for any attorneys’ fees or other costs or expenses that GE incurs in the event that GE has to file a lawsuit to enforce any indemnity or additional-insured provision of this Agreement.
4.Limitation of Liability; Disclaimer of Special Damages; Exclusions.
    4.1    DISCLAIMER OF SPECIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE UNDER
THIS AGREEMENT OR ANY SOW OR PO TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE.
    4.2    LIMITATION OF LIABILITY. EACH PARTY’S LIABILITY TO THE OTHER PARTY
ARISING OUT OF OR IN ANY WAY RELATED TO ANY SOW OR PO SHALL NOT EXCEED THE GREATER OF TWO (2) TIMES THE AMOUNT PAYABLE BY GE WITH RESPECT TO THE APPLICABLE SOW OR PO (AS THE CASE MAY BE) AND TWO MILLION DOLLARS ($2,000,000), FOR EACH AND EVERY CLAIM ARISING OUT OF THE SAME ORIGINATING CAUSE OR SOURCE.
    4.3    EXCLUSIONS. The Disclaimer of Special Damages in Section 4.1 and Limitation of
Liability in Section 4.2 shall not apply to any claims, demands, losses, judgments, fines, penalties, damages, costs, expenses (including attorneys' fees), or liabilities arising from or related to: (i) either party’s gross negligence, intentional misconduct, including fraud, or willful misconduct; (ii) Supplier’s indemnification obligations under Section 3.1(c), 3.1(d), and 3.1(e); (iii); any personal injury, bodily injury, death or property damage caused by either party; (iv) breach of confidentiality, privacy or data protection obligations (including any breach of the PDPA, as defined below); (v) any taxes, filing fees, fines, penalties and related charges imposed on or alleged against GE due Supplier’s or Supplier Personnel’s acts or omissions; (vi) infringement of any GE or GE Affiliate Intellectual Property Rights; or (vii) any matters that cannot be limited due to applicable laws or regulations.
5.Confidentiality and Property Rights.
    5.1    Confidentiality.
5.1.1    GE Confidential Information. Supplier agrees that each of the following constitute “GE Confidential Information”: (a) the terms of this Agreement;(b) all information and material disclosed by GE to Supplier; (c) all information and material that Supplier or Supplier Personnel develop under this Agreement; and (d) all information, data, materials, works, expressions or other content of GE or a GE Affiliate that (i) is uploaded, submitted, posted, transferred, transmitted or otherwise provided or made available by or on behalf of GE or any authorized user for processing by or through systems of Supplier, or (ii) meets the definition of GE Controlled Data, GE Restricted Data, Personal Data and Sensitive Personal Data as set forth in the GE Privacy and Data Protection Supplemental Appendix referenced in Section 5.3. Supplier may disclose GE Confidential Information only to those Supplier Personnel who possess a legitimate need to know for purposes of providing the Services and Deliverables to GE under this Agreement, and may use GE Confidential Information only for such purposes (or any other purpose explicitly authorized by GE in writing, including Supplier’s efforts to develop responses to GE’s requests for competitive proposals) and so long as Supplier and such Supplier Personnel have an obligation of confidentiality with respect to such GE Confidential Information. All GE Confidential Information is and remains the property of GE, and upon GE’s written direction, Supplier shall promptly return to GE or destroy (with such destruction certified in writing by Supplier) all GE Confidential Information, along with all copies and portions thereof. Further, as applicable, for any hardware or equipment on which GE's Confidential Information was stored or processed, Supplier shall dispose of the hardware and equipment through a methodology consistent with best practices of Supplier’s industry. No such return or destruction of GE Confidential Information shall affect the confidentiality obligations of Supplier or Supplier Personnel, all of which shall continue in effect as provided in this Agreement. Notwithstanding anything to the contrary, Supplier’s obligation of confidentiality and non-use of such GE Confidential Information shall survive in perpetuity. Without waiving any other rights that GE may have and notwithstanding anything to the contrary herein, GE may immediately terminate this Agreement for cause (with no right to cure for Supplier) upon written notice to Supplier if Supplier or any Supplier Personnel, uses or discloses GE Confidential Information other than as expressly permitted in this Section. Under no circumstances will this Agreement or any disclosure pursuant hereto be deemed to be a sale or offer to sell.
5.1.2 Supplier Confidential Information. GE agrees that each of the following constitute “Supplier Confidential Information.”: (a) the terms of this Agreement; (b) all information and material disclosed by Supplier to GE; (c) all Supplier pricing or similar information; and (d) all information, data, materials, works, expressions or other content of Supplier or a Supplier Affiliate. GE agrees not to disclose any Supplier Confidential Information to any third party, provided however, GE may disclose the Fees in connection with divestitures and acquisitions as set forth in Section 17.
    5.2    Exceptions; Disclosure.
5.2.1    Exceptions. GE and Supplier Confidential Information (together, “Confidential Information”) shall not include information that, using documentary evidence can be shown: (i) to have been rightfully in the receiving Party’s possession from a source other than disclosing Party prior to the time of disclosure of said information by the disclosing Party (the “Time of Receipt”); (ii) to have been in the public domain prior to the Time of Receipt; (iii) to have become part of the public domain after the Time of Receipt by any means other than an unauthorized act or omission on the part of the receiving Party; (iv) to be independently developed by the receiving Party prior to the Time of Receipt outside the scope of this Agreement and not based on GE Confidential Information, GE Data, GE Materials, or Materials in which GE owns Intellectual Property Rights.
5.2.2 Disclosure. In the event of any unauthorized use, disclosure or loss of any Confidential Information, the receiving Party shall promptly, at its own expense: (i) notify the disclosing Party in writing; and (ii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize the effect of the disclosure or the damage resulting therefrom.
5.2.3 Compelled Disclosure. If, in the reasonable opinion of receiving Party’s counsel, any of the Confidential Information is required to be disclosed pursuant to law, regulation, court order, or the rules of any stock exchange, to the extent legally permissible, receiving Party will give disclosing Party prompt, written notice, in order to allow disclosing Party to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this section, receiving Party will furnish only that portion of the Confidential Information which receiving Party is advised by counsel as being legally required and will notify disclosing Party in writing of the Confidential Information disclosed.
    5.3    Compliance with GE Privacy, Data Protection, and Security Requirements. Supplier
agrees that (a) Processing of GE Confidential Information, (b) access to GE Information Systems, or (c) the provision of certain services to GE (all as defined in and as described more fully in the PDPA) shall be subject to the organizational, technical, and physical controls and other safeguards set out in the GE Privacy and Data Protection Supplemental Appendix, incorporated herein and available at https://www.gesupplier.com/ge-policies/ (“PDPA”).
    5.4    Intellectual Property.
5.4.1    Materials and Underlying Licenses. “Materials” includes, but is not limited to the following: systems; software, code, tools and tooling, mechanisms; mask works; compositions of matter, processes, ideas, inventions, know-how, trade secrets, developments, discoveries and improvements, data, textual matter, forms, lists, photographs, illustrations, audio and/or video, compilations of data and other content, designs, specifications, schematics, work and process flows, plans, models, prototypes, methodologies, interfaces, “look and feel,” packaging, research, analyses, reports, procedures, techniques, and identifiers such as domain, business and/or product names, marks, logos, URL’s, user and account names, social media presences and the like. “Open Source Materials” or “OSM” means any Materials that are distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form. “Third Party Materials” or “3PM” means Materials the rights to which are owned in whole or in part by one or more third-party individuals or entities (and not by either party or its designees). “Underlying License” means any and all terms which are legally applicable to the use, disclosure, modification, incorporation, distribution (or other exercise of Intellectual Property Rights) in OSM or 3PM.
5.4.2 GE Materials. As between GE and Supplier, GE shall own (or possess rights necessary under this Agreement to license) Materials it discloses or provides to Supplier under this Agreement or any SOW and/or PO (“GE Materials”). GE hereby grants Supplier a restricted, nonexclusive, revocable, license during the Term to make those limited uses of GE Materials that are and solely as necessary to provide the Services and Deliverables to GE. Supplier shall not use GE Materials for the benefit of any other person or entity other than GE without GE’s prior written consent, which may be withheld at GE’s sole discretion. Except as otherwise approved in writing by GE, Supplier shall cease all use of GE Materials upon the expiration or termination of this Agreement or any surviving SOW that specifically applies to such GE Materials (whichever occurs later). No other licenses or rights to the GE Materials are granted under this Agreement or any SOW and/or PO, all of which are reserved by GE.
5.4.3 Supplier Materials. Supplier shall own all Intellectual Property Rights in any and all pre-existing Materials created or generated by Supplier prior to and otherwise outside of this Agreement (including enhancements to Supplier Materials that do not incorporate any GE Confidential Information), which Supplier may incorporate into or utilize to provide the Services or Deliverables (“Supplier Materials”), subject to the terms of this Agreement. At all times during and after the Term Supplier, on behalf of itself and its affiliates, irrevocably covenants not to sue or otherwise bring any claim, action or proceeding of any nature against GE, GE Affiliates or any authorized GE users or designees to assert a claim of infringement, misappropriation or other violation of any Intellectual Property Right of Supplier or its affiliates, anywhere in the world, where such claim is based solely on compliant use or authorized exercise of rights granted under this Agreement.
5.4.4 Deliverables. Subject to any rights in 3PM, OSM and Supplier Materials disclosed by Supplier to GE in writing, GE shall be the exclusive owner of all Deliverables and all Intellectual Property Rights thereto. “Intellectual Property Rights” means the entire right, title and interest under: (i) all applicable worldwide intellectual property laws, including patent, copyright, trade secret, and trademark laws; (ii) all other rights, privileges and priorities, including Related Rights; (iii) all rights to contest, protest, sue at law or in equity for any infringement, imitation, impairment, distortion, dilution or other unauthorized use or conduct in derogation of the Deliverables and Related Rights occurring at any time, including the right to receive all proceeds and damages therefrom; and (iv) any and all rights to obtain registrations, renewal of registrations or other legal protections pertaining to the Deliverables and Related Rights. “Related Rights” means common law rights, contractual rights, proprietary rights, trade secret rights, design rights, industrial design rights, database rights, performer’s rights, rights of approval, moral rights, trade dress rights, rights of publicity, rights of privacy, rights against defamation and libel and rights under the laws of unfair competition. Any documents, drawings and other creative works and works of authorship prepared or data compiled by Supplier will comprise a compilation or otherwise qualify as work made for hire owned by GE. Such works and other Deliverables are, and Supplier irrevocably waives any claim or defense that they are not, work made for hire. To the extent that applicable law does not recognize, or a court determines that such Deliverables are not, works made for hire, and to the extent that any such exclusive ownership rights do not otherwise automatically vest in GE, Supplier agrees to and hereby does irrevocably assign to GE, without further consideration, ownership of all rights, title and interest in and to Deliverables and all Intellectual Property Rights thereto, including the copyright and works, and waives all moral rights therein. To the extent such assignment is ineffective for any reason, Supplier hereby unconditionally grants to GE and GE Affiliates an exclusive, irrevocable, perpetual, worldwide, paid-up, royalty-free, freely assignable and sub-licensable (through all tiers of sublicensees) right and license to use, execute, copy, reproduce, perform, display, distribute, disclose, store, transmit, translate, modify, adapt, improve, prepare derivative works based upon or otherwise exploit such works and Deliverables, in whole or in part, and to make, have made, use, sell, offer for sale, have sold, import and export products and processes utilizing, and to otherwise practice any method related to (collectively, “Use”), such works and Deliverables (by all means now known or later developed). To the extent that any Supplier Materials, OSM, or 3PM are provided in connection with the Services or incorporated into the Deliverables, but shall not become the property of GE, all such Materials must be specifically listed in the SOW, and Supplier (on its own behalf and on behalf of Supplier Personnel) hereby grants to (or shall procure for) GE and GE Affiliates an irrevocable, perpetual, worldwide, nonexclusive, paid-up, royalty-free, sub-licensable (through all tiers of sublicensees) right and license to Use such Materials (but in any case limited to the extent needed by GE to exploit the Deliverables). Upon GE’s request and at Supplier’s expense, Supplier shall provide GE with such assistance as GE may reasonably request, and supplier will not unreasonably withhold its consent therto, including executing (as applicable) and delivering to GE whatever documents (including instruments of assignment), information or materials are in Supplier's possession or otherwise available to Supplier, in order to enable GE to protect its ownership rights, including copyrights and patent rights, in any Deliverables. With respect to inventions for which GE wishes to seek patent protection, Supplier agrees to secure all necessary agreements with Supplier Personnel to ensure assignment of their interests in each such invention to GE. Supplier at its expense shall take all reasonable steps necessary to secure cooperation of Supplier Personnel with GE in filing such patent applications, including obtaining the signatures of inventors on all necessary legal documents.
5.5    GE Physical Property. Unless otherwise agreed in an SOW, the following are and shall at all times remain the personal property of GE (whether furnished to Supplier by GE, or obtained by Supplier and specially paid for by GE in connection with any Services or Deliverables): any tools, equipment (including computers, peripherals, mobile devices or other tangible property, any replacements thereof, or any items affixed or attached thereto); and licenses to 3PM not directly incorporated into Deliverables (collectively, “GE Personal Property”). GE Personal Property shall be plainly identified as GE Personal Property and shall be safely stored separate and apart from Supplier’s or other third-party property. Supplier shall not substitute any property for the GE Personal Property without GE’s prior written approval. At all times while in Supplier’s custody or control, GE Personal Property shall be held at Supplier’s sole risk, and shall be kept insured by Supplier at Supplier’s expense as further specified in Section 7. GE Personal Property shall be subject to certified destruction, or return or removal upon GE’s option and written request, in which event Supplier shall prepare the GE Personal Property for shipment and shall redeliver it to GE, at Supplier’s expense, no later than ten (10) business days from receiving the request, in the same condition as originally received by Supplier, reasonable wear and tear excepted. Notwithstanding the foregoing, for computers, mobile devices, portable hard drives or any other information technology property on which GE Information may be stored or contained, Supplier shall (unless otherwise instructed by GE in writing) redeliver such GE Personal Property to GE, at Supplier’s expense, no later than ten (10) business days from termination or expiration of this Agreement, in the same condition, reasonable wear and tear excepted as originally received by Supplier.
5.6    OSM and 3PM Disclosure, Approval, and Compliance. With GE’s prior written approval, Supplier may provide any Deliverable to GE which uses or incorporates OSM or 3PM (or depends in any way upon OSM or 3PM) so long as: (a) Supplier cooperates with GE’s security and proprietary rights assessments concerning OSM and 3PM; (b) Supplier validly holds and is in compliance with all Underlying Licenses necessary to use or incorporate the OSM or 3PM as specified in the SOW; and (c) Supplier agrees, upon GE’s request, to allow GE (or an approved third party inspector paid for by Supplier) to examine any Deliverable for OSM or 3PM, and provides GE with any related necessary assistance. If any 3PM incorporated into a Deliverable is not commercially available as a separate product offering, Supplier agrees to obtain for GE an Underlying License conveying a non-exclusive, royalty-free, perpetual, irrevocable, worldwide, fully paid-up, sublicenseable (through all tiers) right which allows GE and its authorized designees to use the 3PM as incorporated, at no additional charge to GE. Supplier shall be responsible at its sole expense for remediating any technical or legal issues experienced by GE in connection with the use or incorporation of OSM or 3PM (including, but not limited to removing any OSM or 3PM incorporated without GE approval; reperforming Services or Deliverables; reimbursing GE for losses, costs and other direct damages related to the OSM or 3PM; and/or undertaking the fulfillment of obligations that might be imposed on GE by any applicable OSM or 3PM Underlying Licenses, or resolving conflicts among them).
6.    Charges, Payments and Taxes.

6.1    The Services and/or Deliverables shall be provided at the rates specified in any SOW or
PO,(collectively, the “Fees”), without increase during the Term of this Agreement or for the duration of such SOW or PO. Except as otherwise agreed in the applicable SOW or PO, Supplier shall be responsible for all costs and expenses incidental to the performance of Services, including all costs of doing business incurred by Supplier, and GE shall have no obligation to Supplier or Supplier Personnel for any such fees or expenses. Supplier warrants that it is authorized to receive payment in the currency stated in this Agreement or any applicable PO or SOW. Neither periodic payments nor final payment shall constitute evidence that the Services and/or Deliverables were performed in an acceptable manner to GE. GE shall have the right to set off amounts owed by Supplier to GE or a GE Affiliate against any amounts payable to Supplier under this Agreement.
    6.2    Supplier must submit all invoices in electronic form pursuant to GE’s instructions, including its data transmission methods and formats (which for illustrative purposes only may include Web invoicing, evaluated receipt settlement or electronic data interchange), unless otherwise prohibited by government regulations. Facsimile, email, and scanned documents are not acceptable electronic forms for invoices. Invoices must be submitted no later than ninety (90) days after completion of the Services and/or delivery of the Deliverables, or as otherwise specified in the applicable PO. GE shall deem any invoice invalid that is received more than ninety (90) days after the above date, unless specific terms to the contrary are acknowledged by GE in writing. In order to be deemed acceptable, each invoice shall include, at a minimum: Supplier’s name and address, GE’s PO number, a description of the Services and/or Deliverables which matches the PO, the total amount billed, any travel and living expenses (“T&L Expenses”) or other permitted expenses (separately itemized) and any other information expressly agreed to by the parties in writing.
    6.3    Unless prohibited by law, undisputed Fees, costs and expenses shall be payable by GE within sixty (60) days from the date a correct invoice is received and approved by GE (the “Net Date”).
    6.4    Notwithstanding anything set forth in this Agreement, GE shall not be required to pay or reimburse any portion of Fees, expenses or charges to the extent such payment is prohibited by applicable law or regulation.
    6.5    Unless otherwise set forth in the SOW or PO, the Fee(s) shall exclude all applicable transaction taxes. For the purpose of this section, transaction taxes include, but are not limited to, any federal, state, county, provincial, municipal or local value added, sales and use, withholding and/or goods, business, consumption, services tax, or other similar applicable tax(es). Where appropriate the Supplier shall include a line item for such taxes on all invoices (identifying type and amount thereof) and shall assume sole responsibility for tracking such taxes. Supplier shall ensure that the Fees are invoiced to GE in accordance with applicable local rules so as to allow GE to reclaim where applicable any such taxes from the appropriate government authority in the normal course of business. Supplier shall timely remit to the appropriate governmental tax agency all such taxes collected from GE, or the GE Affiliate issuing and executing the applicable SOW. Nothing in this Agreement, however, shall require GE to pay any payroll, property, franchise, corporate, partnership, succession, transfer, excise, profits, withholding taxes or income tax of Supplier. In the event GE is required by (1) applicable law, (2) government regulation, or (3) any tax authority having jurisdiction over Supplier’s activities in connection with this Agreement, to withhold taxes for which GE and/or Supplier is liable, GE shall deduct such withholding tax, business, services or other taxes from payments to the Supplier and provide to Supplier a valid tax receipt or other applicable documents in Supplier’s name. If Supplier is either exempt from such withholding taxes or entitled to a reduced rate of withholding tax as a result of a tax treaty or other regime, Supplier shall provide to GE a valid tax treaty residency certificate or other applicable tax exemption certificate at a minimum of sixty (60) days prior to payment being due. Should either party realize that any tax included or omitted as a result of the transactions hereunder was made in error, the parties shall cooperate to resolve such overpayment or underpayment.
    6.6    To the extent that GE pre-approves reimbursement of T&L Expenses in writing to
Supplier, GE shall reimburse Supplier for all necessary and reasonable T&L Expenses in accordance with GE’s then-

current Travel & Living policy found at the following URL: https://www.gesupplier.com/ge-policies/. Supplier shall either invoice T&L Expenses separately or clearly itemize such expenses on its invoices to GE.
7.Insurance. Supplier, at its own cost and expense, shall obtain and maintain in full force and effect insurance consistent with the guidelines set forth in Appendix B. In no event shall the coverage or limits of any insurance maintained by Supplier under this Section or the lack or unavailability of any other insurance limit or diminish in any way Supplier’s obligations or liability to GE under this Agreement, at law or in equity. Any acceptance of insurance certificates by Supplier shall not limit or relieve Supplier of the duties and responsibilities assumed by Supplier under the Agreement.
8.Compliance with GE Policies.
    8.1    Safety and Onsite Policies. Supplier agrees for itself and agrees to ensure that any
Supplier Personnel who provide Services on GE’s premises (or that of GE’s customers) comply with GE’s (or GE customer’s) standard and site-specific safety, security, drug use, and drug testing policies that GE communicates to such Supplier Personnel. Supplier shall assure GE that Supplier Personnel do not pose a threat to the safe working environment at the GE (or GE customer’s) site, or a threat to the integrity of the business operations at such site. At GE’s request, Supplier agrees to replace any Supplier Personnel who fail to comply with GE’s standard and site-specific policies.
    8.2    GE Integrity Guide. Supplier acknowledges that it has read and understands the GE
Integrity Guide for Suppliers, Contractors and Consultants, which may be updated or modified by GE from time to time (the “Guide”), incorporated herein and found at the following URL:https://www.gesupplier.com/ge-integrity-guides/. Supplier agrees to fully comply with all relevant requirements of the Guide in providing the Services. Without limitation, the parties mutually acknowledge that failure to comply with this Section shall be deemed a material breach of this Agreement incapable of cure.
    8.3    Background Checking. To the extent permissible by applicable law and after securing appropriate written authorization from its Supplier Personnel, Supplier shall, through the utilization of an authorized background checking agency, perform background checks as set out in the GE Background Checking Guidelines incorporated herein and found at the following URL: https://www.gesupplier.com/ge-policies/, prior to: (a) stationing any Supplier Personnel to perform Services at any GE location, facility or work site (for purpose of clarity, “stationing” shall not include periodic attendance or visits to such locations, facilities or work sites); (b) granting access to GE networks (such as having a GE-issued Single Sign-On account) (“SSO”) to Supplier Personnel to provide the Services; (c) assigning Supplier Personnel to duties that are directly related to the safe operation or security of a GE facility or piece of equipment and which, if not performed properly, could cause a serious environmental, health or safety hazard to employees or the general public; or (d) assigning Supplier Personnel to a GE worksite that is designated in its entirety as “security sensitive,” even though the work responsibilities, if performed in another context, would not be security sensitive.
    8.4    US Government Flowdown. Supplier acknowledges that, when indicated on their face,
SOWs or POs issued under this Agreement are subject to US Government Flowdown Provisions found at the following URL shall apply: https://www.gesupplier.com/ge-policies/ .
    8.5    Materials Safety. Where Supplier provides goods to GE, or brings goods onto or uses goods on GE premises (or that of GE’s customers), Supplier shall also provide, in the languages of the locations where the goods are delivered to GE or its designee: safe use instructions; hazard communication, safe transport and labeling information; compliance and certification documentation; and for chemical substances and mixtures, safety data sheets (MSDS/SDS). Unless GE has expressly agreed otherwise in writing, Supplier certifies that the goods do not contain any chemicals that are restricted or otherwise banned under the Montreal Protocol, the Stockholm Convention on Persistent Organic Pollutants, the US Toxic Substances Control Act, the European Union’s Restrictions on Hazardous Substances and REACH legislation, and other comparable chemical regulations (collectively “chemicals legislation”). For shipments of or containing chemical substances, Supplier certifies that the import and use of the goods in the locations where the goods are delivered complies with applicable chemicals legislation. Upon request Supplier shall provide GE with the chemical composition of the goods subject to reasonable protection of Supplier’s confidential business information.
    8.6    Use of Name and Publicity. Supplier agrees that it shall not, without prior written consent of GE (or the applicable GE Affiliate) in each instance; (a) use in advertising, publicity or otherwise, the name or logo of GE or any GE Affiliate, or of any officer or employee of GE or GE Affiliates, nor any trade name, trademark, logo or simulation thereof owned by GE or any GE Affiliate; or (b) represent directly or indirectly that any product or service provided by Supplier has been approved or endorsed by GE or any GE Affiliate.
9.Business Continuity Planning; Supply Chain Security.
    9.1    Reserved; GE acknowledges that as of the date hereof, Supplier is not a critical supplier.
    9.2    Reserved
    9.3    Reserved
    9.4    Supplier shall adhere to the Customs-Trade Partnership Against Terrorism (“C-TPAT”)
program of U.S. Customs and Border Protection, the Authorized Economic Operator for Security program of the European Union (“EU AEO”) and similar World Customs Organization SAFE Framework of Standards (collectively, “SAFE Framework programs”) and implement appropriate procedures pursuant to such plan. Upon advance notice by GE to Supplier and during Supplier’s normal business hours, Supplier shall make its facility available for inspection by GE’s representative for the purpose of reviewing Supplier’s compliance with applicable SAFE Framework programs and with Supplier’s BCP. Each party shall bear its own costs in relation to such inspection and review.
10.Non-Assignment and Subcontracting. Supplier shall not sell, assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement to a third party without GE’s prior written approval, which GE may withhold in its sole discretion. Supplier shall remain solely responsible for the subcontracted obligations, including the acts and omissions of Supplier Personnel and for any and all amounts payable to third parties in connection with the subcontracting, and for ensuring each subcontractor’s compliance with the terms of this Agreement. Supplier shall not represent both GE and any third-party involved in a transaction with GE, without GE’s prior written consent. Any purported sale, assignment, transfer or delegation in contravention of the foregoing is hereby deemed null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.
11.Records and Audit Rights. Supplier shall maintain in accordance with generally accepted accounting principles, quality standards and industry practices, accurate and complete books and records, findings, metrics and other documentation (both physical and electronic) as well as an inspection and process control system covering any Services and Deliverables provided hereunder that is necessary to enable Supplier to demonstrate Supplier’s full compliance with this Agreement, each SOW and PO (the “Audit Materials”). Supplier acknowledges that Audit Materials encompass materials pertaining both to Supplier’s accounting/billing practices and its performance of its obligations under this Agreement, including, its compliance with GE’s policies and applicable laws. Supplier shall retain the Audit Materials for the later of: (i) the term of this Agreement and applicable SOWs and for a period of three (3) years after termination of this Agreement or the last outstanding SOW (whichever is longer); (ii) resolution of any dispute in which the Audit Materials are relevant; and (ii) any additional time required by any governmental, judicial or regulatory authority (the “Retention Period”). Notwithstanding anything to the contrary in this Section, any audit rights contained in the PDPA shall not be altered or diminished by the parties in this Section. At GE’s written request during the Retention Period, Supplier shall allow GE (directly and/or through third-parties) to audit and inspect Supplier’s facilities and Audit Materials, as well as copy any documents that Supplier has relating to the performance of Supplier’s obligations under this Agreement or other applicable legal requirements. Each of the parties will bear their own respective costs and expenses associated with the foregoing. Adjustments in favor of GE arising from any such audit shall be recognized as an adjustment of any future payment due Supplier, or, if no future payment is due Supplier, Supplier shall promptly pay the amount of any such adjustment to GE. If a financial audit or inspection uncovers any overcharge, Supplier shall refund the overcharge as a credit on the next invoice provided to GE, or if no future payment is due, Supplier shall promptly pay the amount of the overcharge to GE. Each party shall bear its own costs and expenses associated with its own actions under this Section; provided however, if an audit reveals an overbilling or over-reporting of three percent (3%) or more, then Supplier shall reimburse GE for the cost of the audit. Access, inspections and audits shall be conducted in a manner not to unduly interfere with Supplier’s operations.
12.Relationship of Parties. Nothing in this Agreement shall be deemed to create a partnership, joint venture, agency trust or similar relationship between the parties and neither party shall be deemed to be an agent of the other party. Without limitation to the foregoing, neither party has any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between GE and either Supplier or Supplier Personnel.
13.Remedies. The rights and remedies of GE and its Affiliates set forth herein are not exclusive and are in addition to any other rights and remedies available to GE and its Affiliates at law or in equity.
14.Severability. If any part of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity or enforceability of the remainder of this Agreement, unless this Agreement so construed fails to meet the essential business purposes of the parties as set forth herein.
15.Time is of Essence. As specifically detailed in a SOW or PO, time is of the essence with respect to the performance of the Services and delivery of Deliverables.
16.Counterparts and Copies. This Agreement and all SOWs and/or applicable POs hereunder may be executed by the parties in any number of signed originals (counterparts) and delivered in person, electronically, by facsimile or email, each of which shall be deemed a signed original when so executed and delivered; and all such counterparts shall constitute but one and the same instrument. Facsimiles and scanned images of original signatures or electronic signatures are considered valid as original signatures, and images of the signed original of this Agreement or any SOW may be stored electronically. The parties intend that electronic copies or images reproduced from an electronically stored signed original shall be considered valid, binding and effective for all purposes, and agree that neither Party shall raise a challenge that this Agreement is invalid or unenforceable solely because any electronic signature is not an advanced electronic signature, due to the absence of a qualified certificate and/or any other challenge under local law due the use of electronic signatures.
17.Divestitures and Acquisitions. Any GE Affiliate divested by GE (as an ongoing concern or otherwise) may for a period of two (2) years following divestiture, continue to: (a) benefit under the terms of this Agreement and/or any applicable SOW issued hereunder, and/or (b) issue SOWs under the terms of this Agreement. Any entity or business acquired by GE or a GE Affiliate may use this Agreement with any of their existing SOWs with Supplier.
18.Affiliates. Supplier acknowledges and agrees that the Services and/or Deliverables purchased under this Agreement (including any and all SOWs issued hereunder) may be used by GE on behalf of itself, and at no additional expense to GE, for the benefit of any GE Affiliate. “GE Affiliate” means any entity (including but not limited to, joint ventures, corporations, limited liability companies, partnerships, limited partnerships, business trusts or other entities, subsidiaries, businesses, operating divisions, units or P&L’s thereof) that is directly or indirectly in control of, controlled by, or under common control with GE (or the General Electric Company, if not the legal entity defined as “GE” in the preamble to this Agreement), whether now existing, or subsequently created or acquired during the Term of this Agreement, SOW, or PO. “Supplier Affiliate” means any entity (including but not limited to, joint ventures, corporations, limited liability companies, partnerships, limited partnerships, business trusts or other entities, subsidiaries, businesses, operating divisions, units or P&L’s thereof) that is directly or indirectly in control of, controlled by, or under common control with Supplier. Any GE Affiliate, worldwide, which uses the Services and/or Deliverables, whether the right to use passes directly to that entity or not, shall be entitled to all of the rights and interests of GE under this Agreement and may enforce this Agreement in its own name. With respect to SOWs that GE Affiliates directly enter into with Supplier or POs issued by GE Affiliates, each such GE Affiliate shall be severally liable for its obligations under such SOWs and shall be bound by and solely responsible for performance of all of the obligations (including payment obligations) under the SOW (or PO) and this Agreement as it pertains to such SOW; with respect to SOWs that Supplier Affiliates directly enter into with GE or POs issued by GE Affiliates to Supplier Affiliates, Supplier shall be jointly and severally liable for the obligations under such SOWs and shall be bound by and responsible for performance of all of the obligations under the SOW (or PO) as if Supplier had performed itself. Without limitation to the foregoing, neither GE nor any GE Affiliate (other than the GE Affiliate issuing the PO or SOW) shall have liability or be in any way responsible to Supplier or to any other GE Affiliate for any act, omission or failure of either party related to a PO or SOW (including the failure of any other GE Affiliate to fulfill its obligations under a PO or SOW to which it has entered).
19.Local Implementation Agreement.
    19.1    LIA. Where the parties jointly determine that it is necessary or desirable to accommodate specific foreign circumstances, in particular to differences in foreign mandatory laws and regulations or to foreign business requirements of GE, a GE Affiliate or Supplier, the parties or their affiliates may enter into a Local Implementation Agreement ("LIA") for the purchase of Deliverables or Services in a particular country outside the United States using the template form set out in attached Appendix C. Each such LIA shall: (i) form a separate agreement between the relevant parties to it governing the provision of Services to the GE Affiliate in or in respect of the relevant country or market; (ii) incorporate as if set out in full therein the then current version of this Agreement; (iii) set out any exceptions and/or additional terms and conditions in a LIA deemed appropriate by the relevant parties to such LIA in consideration of their respective organizational or operational needs and/or processes or to apply local mandatory laws; and (iv) be read such that references in this Agreement and the LIA to “Supplier” shall be deemed to be references to the Supplier contracting entity of the LIA and references to “GE” shall be deemed to be references to the GE Affiliate entering into a SOW or and/or issuing a PO incorporating the terms of the LIA. Other than with respect of such SOWs and/or POs entered into or issued in its own name, the GE Affiliate contracting entity of the LIA shall have no liability or be in any way responsible to Supplier, any Supplier affiliate or to any other GE Affiliate with respect of any SOW or PO entered into or issued pursuant to the LIA.
    19.2    Effectiveness. An LIA shall not take effect under this Agreement unless each of the following requirements is met: (i) the LIA references this Agreement as being an LIA placed under it; (ii) the LIA is signed by an authorized GE (or GE Affiliate, as applicable) signatory and by an authorized Supplier signatory; and (iii) at the date the LIA is signed by both applicable parties to the LIA, this Agreement has not expired or been terminated.
    19.3    Exceptions. Any exceptions expressly agreed upon in writing by a GE Affiliate and Supplier pursuant to a particular LIA shall apply only for purposes of that LIA and only between the parties thereto, and shall not be deemed to in any way amend, modify, cancel, or waive the provisions of this Agreement or any other LIA. In no event shall the applicable GE Affiliate and Supplier use the LIA to override substantive terms of this Agreement unless the terms are required by local mandatory laws and regulations to be changed.
20.Governing Law and Dispute Resolution.
    20.1    Governing Law/Injunctive Relief. This Agreement, which includes all SOWs hereunder,
(and all non-contractual or other obligations arising out of or in connection with it) shall be governed by, and construed in accordance with, the laws of the State of New York, USA without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. Further, without prejudice to either party’s right to enforce its rights by way of injunction or to seek emergency or conservatory measures of protection before a court of competent jurisdiction, any dispute arising out of or relating to this

Agreement and/or any SOW or PO entered into hereunder, including any question regarding their existence, interpretation, validity, breach, violation or termination (a “Dispute”), will be resolved in accordance with this Section.
    20.2    Dispute Resolution. In the event the total amount in dispute is below USD$50,000 (or the local currency equivalent thereof), it shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Dispute Resolution Procedures, as modified by the ICDR Online Protocol for Manufacturer/Supplier Disputes then in effect. (Please refer to the International Dispute Resolution Procedures and the ICDR Online Protocol for Manufacturer/Supplier Disputes at http://www.icdr.org). The language to be used in this arbitration shall be English. The seat, or legal place, of arbitration shall be New York City, New York.
    20.3    Arbitration. In the event the total amount in dispute is higher than USD $50,000, the parties agree to submit the Dispute to settlement proceedings under the International Institute for Conflict Prevention & Resolution Mediation Procedure in effect at the time of the dispute. If the Dispute has not been settled pursuant to the said procedure within 60 days following the filing of a request for mediation or within such other period as the parties may agree in writing, the Dispute shall be finally settled by arbitration under the International Institute for Conflict Prevention & Resolution non-Administered Arbitration Rules in accordance with the said rules. Where the claim amount is less than USD $5 million (or the local currency equivalent thereof), the tribunal shall consist of a sole arbitrator. Where the claim amount is USD $5 million or greater (or the local currency equivalent thereof), the tribunal shall consist of three arbitrators, with the claimant and the respondent each nominating a single arbitrator respectively, and the two party-nominated arbitrators appointing the third arbitrator within thirty (30) days of the last of their appointments, who shall be the chairman of the tribunal. The language of the arbitration shall be English. The seat, or legal place, of arbitration shall be New York City, New York.
21.Order of Precedence and External and Online Terms. In the event of an inconsistency between this Agreement, a SOW, a PO, a Change Order or any of those, the following order of precedence shall govern and control: (a) the terms of any Change Order (or revised PO) pertaining to a referenced SOW or PO shall take precedence over any conflicting terms contained in that SOW or PO; (b) the terms of any SOW or PO shall take precedence over any conflicting terms in this Agreement (but only with respect to that particular SOW or PO and only to the extent that the SOW or PO specifically references a Section in this Agreement and expressly states an intention to modify that Section, sets forth the modified language in full, and expressly states that the modification shall only apply to that SOW or PO; (c) the main body of this Agreement shall take precedence over any conflicting terms contained in a document attached hereto or incorporated herein by reference and any conflicting terms contained in any SOW or PO (unless (b) above applies or such document specifically references a Section in this Agreement and expressly states an intention to modify that Section). The pre-printed terms appearing on either party’s ordering documents (including POs and invoices) are hereby deemed null, void, and without effect. Where an authorized GE user is required to “click through” or otherwise accept online or external terms in the course of accessing or using any Services or Deliverables, or access or use is otherwise made subject to any such terms (by incorporation or other reference), the parties agree that such terms are not binding and shall have no force or effect as to the parties, the Services or Deliverables, this Agreement, or any SOW or PO issued hereunder.
22.Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. The parties’ failure at any time to enforce or require performance of any of the terms of this Agreement or any right or remedy available under it at law or equity, or to exercise any option provided within it, shall in no way be construed to be a waiver of those terms, rights, remedies or options (or any other term, condition or covenant of this Agreement) or in any other way affect the validity of this Agreement. The exercise by GE or Supplier of any rights, remedies or options provided under this Agreement or at law or equity shall not preclude or prejudice exercising the same or any other rights, remedies or options under this Agreement.
23.Interpretation. Section headings are for convenience and shall not be given effect in interpreting this Agreement, any SOW, any PO, or any document attached to or incorporated by reference herein or therein. Unless otherwise stated, a reference to a ‘Section’ in this Agreement is a reference a section within Section D of the Agreement (Additional Terms & Conditions). The term “including” shall mean and be construed as “including, but not limited to” or “including, without limitation”, unless expressly stated to the contrary. The plural of a defined term is deemed to include the singular of the same term. Contra proferentem shall not apply and the terms of this Agreement and any SOW or PO hereunder shall be interpreted neutrally and not construed against either party regardless of which party was the drafter. Except as otherwise specifically stated herein, “day(s)” shall mean calendar days. In the event that any time period hereunder ends on a day that is not a business day, the time period shall be extended to the next business day thereafter. Capitalized and other defined terms used herein shall have the meanings ascribed to them in the body of this Agreement, or the relevant SOW(s) or LIA. Terms other than those defined herein, or in the relevant SOW(s) or LIA, shall be given their plain English (or relevant alternative language, if in a language other than English) meaning and terms of art having specialized meanings in the relevant industry shall be construed in accordance with industry standards.
24.Supplier Personal Information. GE may require Supplier to provide certain personal information such as the name, address, telephone number, and e-mail address of Supplier or its representatives (“Supplier Personal Information”), and use it for necessary purposes in connection with facilitating the performance of the Agreement (including Supplier payment administration), and GE and its contractors may store such data in databases on GE systems at any GE location and make it accessible globally to authorized GE personnel. GE shall be the controller of this data for legal purposes, and agrees to use reasonable technical and organizational measures to ensure that the Supplier Personal Information is processed in conformity with applicable data protection laws. Supplier may obtain a copy of the Supplier Personal Information by written request, and/or submit updates and corrections to Supplier Personal Information by written notice to GE.
25.Export Controls and Sanctions. The Parties acknowledge that certain materials to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States, the United Kingdom, EU member states, the EU and other countries. Neither Party will export or re-export any such items, information, or any direct product thereof or undertake any transaction in violation of any such laws or regulations. Supplier agrees that all persons performing Services, or otherwise working with controlled United States technology, will be in compliance with the Export Administration Regulations (15 C.F.R. 730 et seq.) and that Supplier will obtain any required export license for Supplier Personnel prior to assigning such personnel to perform the Services. Supplier agrees that it will not source any items from or otherwise distribute, disclose, release or otherwise transfer any item or technical data provided under this Agreement to: (i) any country or region subject to an embargo or comprehensive sanctions administered by the United States, the United Kingdom, EU member states, or the EU; (ii) any entity located in, or owned by an entity located in, a country described in (i); (iii) any person or entity subject to blocking sanctions administered by the United States, the United Kingdom, EU member states, or the EU (e.g., a person or entity listed on OFAC’s Specially Designated Nationals List); or (iv) any entity majority owned by a person or entity described in (iii). This clause will apply regardless of the legality of such a transaction under local law.
26.Notice. All notices under this Agreement shall be in writing and: (a) if delivered personally or by an internationally recognized overnight courier, be deemed given upon delivery; (b) if sent by registered or certified mail, return receipt requested, be deemed given upon receipt; or (c) if transmitted electronically, be deemed given on the date accessible electronically. Notwithstanding the foregoing, any notice under this Agreement regarding a claim, demand, breach, termination or extension of Term or assignment, shall be sent by an internationally-recognized overnight courier. A party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it shall become effective. Notices shall be sent to the parties’ respective Project Managers as identified in an applicable SOW at the addresses listed therein, with a copy to parties (or if no SOW is executed) at the addresses listed below:

GE Notice Information:    Supplier Notice Information:

GE Contact: Sharah Dishaw
GE Contact Phone: 262-424-8230
GE Contact Address and Email:
Sharah.dishaw@ge.com
Also send a copy of any notices to:
General Electric Company
Attn: Shared Legal Services
191 Rosa Parks Street, Cincinnati, OH 45202 USA Contract.Notices@ge.com
In addition, within 72 hours, IT-related security incident notifications to security@ge.com

Supplier Contact: Matt Mitchell
Supplier Contact Phone: (724)-454-6005 Supplier Contact Address and Email: M.mitchell@infusystem.com
Also send a copy of any notices to:
InfuSystem, Inc.
3851 West Hamlin Rd
Rochester Hills, MI 48309

27.Remediation of IT Security Issues. Supplier understands and agrees that security and risk issues may be revealed and identified during the GE on-boarding processes or during the Term. With respect to any such critical or high-risk security issues that are identified by GE and reported to Supplier’s IT security department, if those issues are not remediated prior to the Effective Date, Supplier shall submit a documented remediation plan for review and approval by GE. Such remediation plan shall be subject to acceptance and approval by GE. Supplier’s failure to submit said remediation plan, or failure to execute on an approved remediation plan shall constitute a material breach by Supplier of the Agreement. In the event of such breach, GE shall be entitled to terminate this Agreement and/or the applicable SOW without penalty or liability to Supplier, and to exercise any other applicable rights and remedies available under the Agreement, in law, and in equity.
28.Complete Agreement. This Agreement, (including any Addenda referencing this Agreement) is intended by the parties to be a final and complete expression of their agreement on the subject hereof, and supersedes any and all prior and contemporaneous agreements and understandings. No other agreements (oral or otherwise) on the subject matter hereof shall be deemed to exist or to bind either of the parties. This Agreement may only be modified, amended, or rescinded in a written document referencing this Agreement that has been signed by authorized representatives of the parties.
29.Force Majeure.
    29.1    Subject to obligatons that survive the termination of this Agreement and to the requirements identified in this Section 29, no party will be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for a failure or delay in fulfilling or performing the terms of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") reasonable control, including the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, epidemic, pandemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency.
    29.2    The Impacted Party will give notice within ten days after the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party will use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party will resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the Impacted Party's failure or delay remains uncured for a period of 60 consecutive days following written notice given by it under this 29.2, the other party may thereafter terminate this Agreement upon immediate written notice.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives.

GE PRECISION HEALTHCARE LLC	INFUSYSTEM, INC.
By: /s/ James P. Divis Jr.	By: /s/ Richard DiIorio
Printed Name: James P. Divis Jr.	Printed Name: Richard DiIorio
Title: GE Healthcare Sourcing	Title: CEO
Date: 4/28/2022	Date: 4/27/2022